Exhibit 10.3

LETTER AGREEMENT

THIS LETTER AGREEMENT (the “Letter Agreement”) is entered into this 11th day of November, 2005, by Novoste Corporation, a Florida corporation (hereinafter referred to as the “Company”) and Subhash C. Sarda (hereinafter referred to as the “Executive”). The Company and the Executive are hereinafter referred to, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties have entered into an Amended and Restated Termination Agreement dated April 23, 2004, as amended on May 18, 2005 (the agreement, as amended, is hereinafter referred to as the “Termination Agreement”), pursuant to which the Executive is entitled to receive certain payments upon a termination of his employment without Cause or for Good Reason (each as defined in the Termination Agreement) following a Change in Control (as defined in the Termination Agreement); and

WHEREAS, the Parties have also entered into an Executive Retention Bonus Agreement dated April 1, 2004, as amended on October 11, 2004 (the “Retention Bonus Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to enter into this Letter Agreement, which shall supersede the Termination Agreement in its entirety and the Retention Bonus Agreement with regard to severance payments from the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Employment: The Executive shall continue to be employed by the Company through February 28, 2006, at which point his employment, together with all accompanying benefits of employment, shall be deemed terminated. Notwithstanding the foregoing, if: (i) the Company notifies the Executive that the Company wishes to continue the Executive’s employment beyond February 28, 2006, the Parties agree to negotiate in good faith regarding the terms and conditions of such an extension or (ii) the Executive accepts a job offer that requires him to commence employment prior to February 28, 2006, the Executive may terminate his employment with the Company before February 28, 2006, but no earlier than December 31, 2005. The date on which the Executive’s employment with the Company terminates is referred to herein as the “Termination Date.” The Executive shall be entitled to his base salary at the rate in effect as of the date of this Letter Agreement through the Termination Date. The Executive shall perform no further services for, and shall have no authority to act on behalf of, the Company after the Termination Date.

2. Certain Payments: Subject to the Executive’s acceptance and compliance with all of the terms and conditions set forth in this Letter Agreement, the Company shall pay to the Executive the following payments:

(i) a first payment in the amount of $242,400, payable in a lump sum by the Company upon the Executive’s execution of this Letter Agreement, less applicable deductions, including, without limitation, federal and state withholding;

(ii) a second payment (the “Second Payment”) in the amount of $59,600, less applicable deductions, including, without limitation, federal and state withholding, to be paid on the later of: (a) January 2, 2006 or (b) the date on which the Executive has completed the tasks set forth on Exhibit A hereto to the reasonable satisfaction of the Company as determined by the Company’s Chief Executive Officer. Notwithstanding the foregoing, if the composition of the Company’s Board of Directors changes such that the number of directors on the Board of Directors who are directors of the Board of Directors as of the date of this Letter Agreement is less than the number of directors on the Board of Directors who are not directors of the Board of Directors as of the date of this Letter Agreement, the Executive shall be entitled to immediate payment of the Second Payment (to the extent such payment has not previously been made); provided, that, notwithstanding the receipt of the Second Payment, the Executive shall still be obligated to complete the tasks set forth on Exhibit A as promptly as reasonably practicable; and

(iii) a third payment (the “Third Payment”) in the amount of $15,000 to be paid on January 31, 2006 and a fourth payment (the “Fourth Payment”, and together with the Third Payment, the “2006 Payments”) in the amount of $15,000 to be paid on February 28, 2006, in each case less applicable deductions, including without limitation, federal and state withholding; provided, that, the Executive shall not receive the 2006 Payments (to the extent either of the 2006 Payments have not previously been made) if the Executive voluntarily terminates employment with the Company prior to February 28, 2006 for any reason. Notwithstanding the foregoing, if the composition of the Company’s Board of Directors changes such that the number of directors on the Board of Directors who are directors of the Board of Directors as of the date of this Letter Agreement is less than the number of directors on the Board of Directors who are not directors of the Board of Directors as of the date of this Letter Agreement, the Executive shall be entitled to immediate payment of the 2006 Payments (to the extent either of such payments have not previously been made); provided, that, if the Executive voluntarily terminates his employment with the Company prior to February 28, 2006, the Executive shall repay to the Company a pro-rata portion of the 2006 Payments based on the number of days between the date the Executive terminates employment and February 28, 2006 and the total number of days between December 31, 2005 and February 28, 2006.

3. Benefits: In addition to the foregoing payments to be made by the Company to the Executive, the Executive shall be entitled to the following:

(i) a one time lump sum payment of $39,963, less applicable deductions, including, without limitation, federal and state withholding, for health insurance benefits, to be paid on December 31, 2005.

(ii) the amounts representing the value of the Executive’s vested benefits under the Company’s 401(k) Plan, which shall be paid out in accordance with such Plan and the direction of the Executive.

(iii) the amount of: (a) accrued but unused personal time and accrued but unused vacation time which the Parties confirm and agree totals four (4) weeks, and (b) unreimbursed business expenses of which the Executive is entitled to reimbursement under the Company’s policies, payable by the Company as soon as practicable after the Executive’s Termination Date, less applicable deductions, including, without limitation, federal and state withholding.

(iv) an amount equal to a maximum $5,000, to be paid to the Executive as a reimbursement for reasonable legal fees incurred by the Executive in connection with the review of this Letter Agreement by his counsel; provided, that, the Executive submits appropriate documentation of such legal fees.

4. Certain Proceedings: The Executive agrees to cooperate with the Company as a party or witness as reasonably requested by the Company or its counsel in connection with any pending or future litigation, arbitration, adversary proceeding or claim pertaining to events that occurred on or before the Termination Date in which the Company, its affiliates, directors, officers or employees, are involved or interested, including but not limited to giving interviews, reviewing documents, providing deposition or trial testimony and other related activities; provided, however, that the Executive shall not be required to engage in efforts that would interfere with his personal or business affairs. The Company will reimburse the Executive for out-of-pocket expenses incurred by the Executive in providing such cooperation.

5. Resignations from Boards of Directors and Officerships: The Executive agrees, effective with the Termination Date, that he will resign from all of his positions as a member of the Board of Directors and as an officer of the Company and of any of its subsidiaries and/or affiliates and that the Executive shall execute all documentation reasonably requested by the Company to evidence such resignations.

6. Release by the Executive: The Executive hereby releases and forever discharges the Company from any and all causes of action, claims or demands, known or unknown, relating to any obligation or liability of the Company to the Executive under the Retention Bonus Agreement for severance payments or the Termination Agreement.

7. Complete Consideration: The Executive acknowledges and agrees that: (i) the above-described consideration is the total consideration which the Executive shall receive from the Company, (ii) he is not entitled to any additional payments or consideration of any kind whatsoever under any agreement with the Company or the Company’s policies or benefit plans (other than any rights to indemnification to which the Executive may be entitled) and (iii) this Letter Agreement supersedes in its entirety the Termination Agreement and supersedes the Retention Bonus Agreement with regard to the Company’s obligation to pay severance.

8. Further Actions: Each of the Parties shall use such Party’s commercially reasonable efforts to take such actions as may be necessary or reasonably requested by the other Party hereto to carry out and consummate the transactions contemplated by this Letter Agreement.

9. Rabbi Trust: The Company confirms and agrees that the Rabbi Trust created by the Company on May 20, 2005, and subsequently amended on July 15, 2005 (the “Rabbi Trust”), shall not be terminated by the Company prior to July 15, 2006. The Parties agree and acknowledge that the payments made pursuant to this Letter Agreement are payments made under a “Plan” within the meaning of the Rabbi Trust.

10. Governing Law: This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the conflict of law principles thereof. The Parties intend that the payments made pursuant to this Letter Agreement shall not be considered payments made pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

11. Severability: Should any provisions of this Letter Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Letter Agreement.

12. Entire Agreement: This Letter Agreement contains the complete understanding between the Company and the Executive, and no other promises or agreements shall be binding unless in writing and signed by such Parties.

13. Enforcement: The Executive shall be entitled to reimbursement for reasonable legal fees incurred by the Executive in taking action to collect amounts due under or otherwise to enforce this Letter Agreement; provided, that, the Executive submits appropriate documentation of such legal fees.

14. Counterparts: This Letter Agreement may be executed in counterparts, each of which shall be deemed to constitute an original and all of which taken together shall constitute one and the same instrument.

The Executive acknowledges that he has reviewed this Letter Agreement and the release contained in it with the advice and assistance of counsel or, if he has not sought or obtained the advice or assistance of counsel, hereby voluntarily, knowingly and freely waives his right to such advice and assistance. By signing below, the Company and the Executive acknowledge and agree that they have carefully read and understand the terms of this Letter Agreement, enter into this Letter Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions without exception.

IN WITNESS WHEREOF, the Parties hereto have executed this Letter Agreement as of the date indicated opposite their respective names.

Date:
November 11, 2005	/s/ Subhash C. Sarda
SUBHASH C. SARDA

NOVOSTE CORPORATION

Date:
November 11, 2005	By:	/s/ William E. Whitmer
	Name:	William E. Whitmer